AMENDMENT No. 1
                                      TO
                  THE TORONTO-DOMINION BANK, U.S.A. DIVISION
                    401(k)EMPLOYEE RETIREMENT SAVINGS PLAN
             (As Amended and Restated Effective January 1, 2000)

Pursuant to resolutions adopted by the Toronto Dominion Bank Senior International Pension Committee on February 18, 2002, and the authority reserved in Section 12.1 of The Toronto-Dominion Bank, U.S.A. Division 401(k) Employee Retirement Savings Plan (hereinafter the "Plan"), said Plan is amended, effective as of the dates set forth herein, as follows:

1. Effective as of March 1, 2002, Section 1.48 of the Plan is amended by the addition of the following:

     "A Transferred Employee, as defined in Section 6(b) of the Master Purchase Agreement among The Toronto-Dominion Bank and John S. Stafford, Jr. and the other Sellers Named Herein and JSS Investments, L.L.C. and certain other Purchased Entities Named Herein dated December 21, 2001 (the "Stafford Master Purchase Agreement") shall be credited with vesting service to the extent provided in Section 6(d) of the Stafford Master Purchase Agreement.

     A Transferred Employee, as defined in Section 6(b) of the Master Purchase Agreement among Toronto Dominion Holdings (U.S.A.) Inc. and Lee Tenzey, Scott Kilrea, John Robinson, Michael Riley and other Sellers Named Herein and LETCO-DPM, L.P., LETCO-Specialist, L.P., LETCO LMM, L.L.C, LETCO/Omega, L.L.C. and LETCO Trading, L.P. dated December 21, 2001 (the "LETCO Master Purchase Agreement") shall be credited with vesting service to the extent provided in Section 6(d) of the LETCO Master Purchase Agreement.

     With respect to an Employee who was employed by R. J. Thompson Holdings, Inc., R. J. Thompson Securities, Inc., or Info Comp International, Inc. (hereinafter collectively referred to as the "R. J. Thompson Group") on January 1, 2002, employment with a member of the R. J. Thompson Group shall be credited as Years of Service, under the rules provided above, as if such member were an adopting Employer."


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2.   Effective as of March 1, 2002, Section 2.1 of the Plan is amended by the addition of the following:

     "A Transferred Employee, as defined in Section 6(b) of the Master Purchase Agreement among The Toronto-Dominion Bank and John S. Stafford, Jr. and the other Sellers Named Herein and JSS Investments, L.L. C. and certain other Purchased Entities Named Herein dated December 21, 2001 (the "Stafford Master Purchase Agreement") shall be credited with employment for eligibility purposes to the extent provided in Section 6(d) of the Stafford Master Purchase Agreement.

     A Transferred Employee, as defined in Section 6(b) of the Master Purchase Agreement among Toronto Dominion Holdings (U.S.A.) Inc. and Lee Tenzey, Scott Kilrea, John Robinson, Michael Riley and other Sellers Named Herein and LETCO-DPM, L.P., LETCO-Specialist, L.P., LETCO LMM, L.L.C, LETCO/Omega, L.L.C. and LETCO Trading, L.P. dated December 21, 2001 (the "LETCO Master Purchase Agreement") shall be credited with employment for eligibility purposes to the extent provided in Section 6(d) of the LETCO Master Purchase Agreement.

     With respect to an Employee who was employed by R. J. Thompson Holdings, Inc., R. J. Thompson Securities, Inc., or Info Comp International, Inc. (hereinafter collectively referred to as the "R. J. Thompson Group") on January 1, 2002, employment with a member of the R. J. Thompson Group shall be credited as employment for eligibility purposes, under the rules provided above, as if such member were an adopting Employer."

3. Effective as of March 1, 2002, Section 4.5 of the Plan is amended by the addition of the following:

     "Notwithstanding the foregoing, at least thirty (30) days prior to the date a current or future Employee becomes a participant under the Plan, the Committee shall provide a written notice to the Employee, which shall indicate that three percent (3%) of the Employee's Compensation shall be deferred and contributed to the Plan as Compensation Reduction Contributions for the current and future Plan Years, unless the Employee elects prior to the date indicated in the notice (which shall not be earlier than April 1, 2002) and before the Compensation is available to the Employee either not to defer Compensation or to defer a larger percentage of Compensation as provided in Section 4.2. Such election shall be made in accordance with procedures established by the Committee which may include an election either in writing or via telephone or internet


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     access to the Plan's recordkeeper. Once the Committee has furnished an
     Employee with the written notice as provided above, the Committee shall have no further responsibility to furnish an enrollment form to the Participant if the Participant declines to make Compensation Reduction Contributions in accordance with the foregoing. If such Employee thereafter wishes to make Compensation Reduction Contributions, it shall be the Employee's responsibility to request and obtain an enrollment form from the Committee and to file the completed form with the Committee or to enroll via telephone or internet access to the Plan's recordkeeper, as prescribed by the Committee.

     In addition, the Committee shall provide, not later than March 1, 2002, a written notice to each Participant in the Plan (other than a Participant whose participation is suspended pursuant to Section 4.7) who is not then currently making Compensation Reduction Contributions, which shall indicate that three percent (3%) of such Participant's Compensation shall be deferred and contributed to the Plan as Compensation Reduction Contributions for the current and future Plan Years, unless the Participant elects prior to April 1, 2002 either not to defer Compensation or to defer a larger percentage of Compensation as provided in Section 4.2. Such election shall be made in accordance with procedures established by the Committee which may include an election either in writing or via telephone or internet access to the Plan's recordkeeper. Once the Committee has furnished a Participant with the written notice as provided above, the Committee shall have no further responsibility to furnish an enrollment form to the Participant if the Participant declines to make Compensation Reduction Contributions on the date the Participant is eligible to make Compensation Reduction Contributions under the Plan in accordance with the foregoing. If such Participant thereafter wishes to make Compensation Reduction Contributions, it shall be the Participant's responsibility to request and obtain an enrollment form from the Committee and to file the completed form with the Committee or to enroll via telephone or internet access to the Plan's recordkeeper, as prescribed by the Committee.

     Annually, the Committee shall notify each Participant in the Plan of his or her Compensation Reduction percentage and the Participant's right to change that percentage, including the procedure for exercising that right and the timing for implementation of any such election.

     Any Compensation Reduction Contribution made pursuant to this Section shall be invested at the Participant's direction pursuant to Section 6.2 and, if applicable, Article VII; provided, however, that if a Participant fails to make an investment election,


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     such Participant's Compensation Reduction Contributions shall be invested in the T. Rowe Price Prime Reserve Fund, until such Participant directs otherwise in accordance with Section 7.4."

4. Effective as of March l, 2002, Section 16.2 of the Plan is amended and restated in its entirety to read as follows:

     "Subject to Committee consent under the following, paragraph of this Section, a Participant, while in the active employment of the Employer, may request, by written notice to the Committee, that all or a portion of such person's non-forfeitable interest in such person's Account, limited as described below, be liquidated and the dollar value paid to the Participant in cash. Any such withdrawal shall only be made within sixty
     (60) days of the Participant's request (if the Committee consents) or as soon as administratively possible thereafter. For purposes of the Section 16.2, Account values shall be determined as of the next preceding Valuation Date. Any such withdrawal shall be made proportionately from all sub-accounts: provided, however, that (i) any withdrawal from the Participant's Compensation Reduction Contribution Account shall not exceed the Participant's Compensation Reduction Contributions adjusted for previous withdrawals and (ii) qualified nonelective contributions and qualified matching contributions, if any, together with attributable earnings may not be withdrawn by reason of hardship pursuant to this
     Section 16.2. Any such withdrawal shall be made proportionately from the Funds in which such sub-Accounts are then invested. Notwithstanding the foregoing, a Participant may not request a withdrawal from his Profit Sharing Account by reason of hardship pursuant to this Section 16.2.

     (A) The Committee shall direct the Trustee to make a distribution to a Participant in accordance with this Section in the event of a Participant's hardship and request for withdrawal. For purposes of this Section, a distribution will be on account of hardship only if the distribution:

          (1) is made on account of an immediate and heavy financial need of the Participant, and

          (2) is necessary to satisfy such immediate and heavy financial need and does not exceed the amount required to relieve such need and is not reasonably available from other resources of the Participant.


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     (B)  Immediate and heavy financial need defined: Immediate and heavy financial needs recognized by the Plan shall include and be limited to:

          (1) expenses for medical care (as described in Section 213(d) of the Code) previously incurred by the Participant, the Participant's spouse or any dependent of the Participant or amounts necessary for these persons to obtain medical care described in Section 213(d) of the Code;

          (2) purchase (excluding mortgage payments) of a principal residence for the Participant;

          (3) payment of tuition and related educational fees for the next twelve months of post-secondary education for the Participant or the Participant's spouse, children or dependents; or

          (4) the need to prevent eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence.

          The amount of the financial need may include any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.

     (C) The determination of whether an amount is necessary to satisfy a financial need shall be made in accordance with applicable regulations issued under Code Section 401(k) and in a uniform and nondiscriminatory manner with respect to all Participants. For purposes of determining if a distribution is necessary to satisfy a financial need, the Participant's resources shall be deemed to include those assets of the Participant's spouse and minor children that are reasonably available to the Participant.

          A distribution mill be deemed necessary to satisfy the immediate and heavy financial need of the Participant if:

          (1) the distribution is not in excess of the amount of the immediate and heavy financial need;

          (2) the Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans maintained by the Bank or an Affiliated Employer; and


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          (3)  the Plan, and all other plans maintained by the Bank or an
               Affiliated Employer, provide that the Participant's elective contributions and employee contributions, if any, (except for mandatory after-tax employee contributions to a defined benefit plan) will be suspended for at least 6 months after receipt of the hardship distribution.

     (D) The Committee may require the submission of such evidence as it may reasonably deem necessary to confirm the existence of such a hardship. The minimum withdrawal under this Section shall be the lesser of (i) one thousand ($1,000) dollars or (ii) the entire value, to the extent then vested, of the Participant's Account. In no event shall the amount of the withdrawal exceed the vested portion of the Participant's Account.

     (E) This Section 16.2 shall be effective as to hardship distributions applied for on or after March 1, 2002."


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